News Release

Investor Contact:	Media Contact:
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports Second Quarter 2006 Results

Management issues guidance for Q3 through full-year 2006

ANN ARBOR, Mich., Aug. 22, 2006—Borders Group, Inc. (NYSE:BGP) today reported second quarter results for the period ended July 29, 2006. Consolidated sales were $856.0 million, down 4.0% over the same period in 2005. As projected, the company recorded a consolidated loss of $0.29 per share for the period.

Management guidance for the third quarter is a consolidated loss ranging from $0.60 to $0.75 per share. For the fourth quarter, consolidated earnings per share of $1.80 to $2.00 are expected.

“Our investments will peak in the third quarter as we continue to remodel stores, improve infrastructure and build our loyalty program, while at the same time we ramp-up inventory and make other investments to prepare for the holiday selling season,” said Borders Group Chief Executive Officer George Jones. “Once these investments are behind us by the end of the third quarter, we expect to begin to benefit from them—as well as from improved sales trends in the fourth quarter—to end the year with positive momentum going into 2007.”

Q2 2006 Consolidated Results

Borders Group reported second quarter consolidated sales of $856.0 million, which is down 4.0% over the same period in 2005 primarily due to weakness in bestsellers and cycling against last year’s release of the sixth Harry Potter book. The consolidated net loss increased to $18.4 million, compared to income of $1.3 million a year ago. Gross margin as a percent of sales declined by 2.0% in the second quarter from 25.9% to 23.9% due primarily to de-leveraging of occupancy costs driven by negative comparable store sales, distribution integration costs, and increased costs related to the Borders RewardsSM loyalty program. SG&A as a percent of sales was up 1.0% in the second quarter from 25.1% to 26.1% due to de-leveraging. Interest expense increased by $4.4 million to $7.7 million primarily due to higher debt levels resulting from capital expenditures, inventory investment and common stock repurchases.

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Borders Group Q2 2006--2

Borders Group continued to provide direct returns to shareholders in the form of dividends and stock repurchases. In the second quarter, the company repurchased 2.3 million shares of its common stock totaling $43.7 million, bringing the total for the year to 3.0 million shares totaling $61.4 million.
Year-to- date, capital expenditures were $87.2 million compared to $85.2 million in 2005. Inventory, net of accounts payable, increased by $112.5 million over last year. As a result of these investments, over the past year, debt net of cash totaled $476.7 million at period-end compared to $125.3 million one year ago.

Q2 2006 Domestic Borders Superstore Results

Second quarter sales at domestic Borders superstores were $600.1 million, a decrease of 3.0% over the same period in 2005. Comparable store sales in the segment decreased by 5.3% for the quarter. Comparable store sales in remodeled locations continued to trend favorably compared to the rest of the chain. Specifically, year to date, stores remodeled in 2005 performed 2.6% better than the rest of the chain on a same-store sales basis. The cafe and gifts and stationery categories were the strongest performers in remodeled stores.

Net income for the period was $8.7 million, which is down compared to $14.7 million a year ago. In the second quarter, the company opened two new Borders superstores in the U.S., ending the period with a total of 476 total domestic locations.

Q2 2006 International Results

Total sales in the International segment were $129.4 million in the second quarter, which is up by 6.0% compared to the same period a year ago. Excluding the impact of foreign currency translation, total International sales would have increased by 5.7% for the period.

Second quarter comparable store sales in the segment decreased by 3.4% in local currency and were impacted by cycling against Harry Potter. Also, sales results were affected by continued weakness in the U.K., which represents approximately 60% of total International superstore sales. Net loss for the International segment in the second quarter was $14.2 million compared to a loss of $5.2 million a year ago. Borders Group opened three new International superstores in the second quarter, ending the period with a total of 59 locations outside of the U.S.

Q2 2006 Waldenbooks Specialty Retail Results

In the Waldenbooks Specialty Retail segment, comparable store sales decreased by 12.1% in the second quarter. Total sales within the Waldenbooks Specialty Retail segment were down 16.2% for the period to $126.5 million. Net loss in the segment was $1.7 million compared to net income of $0.5 million a year ago. Borders Group closed 10 Waldenbooks Specialty Retail segment stores in the second quarter, ending the period with a total of 655 locations.

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Borders Group Q2 2006—3

Q2 2006 Non-Operating Adjustments

All net income and earnings per share figures reported include the impact of non-operating adjustments. For the second quarter this impact totaled an after-tax charge of $3.9 million or $0.06 per share, resulting from asset disposals, accelerated depreciation costs related to store remodels, inventory write-offs, distribution center closure costs, and severance costs, which were partially offset by income received from the sale of investments. This compares to an after-tax charge of $1.5 million or $0.02 per share for the same period a year ago.

Q3 2006 Outlook

•
Management projects a consolidated loss of $0.60 to $0.75 per share for the third quarter compared to a loss of $0.20 per share in the third quarter of 2005. The projection includes the impact of non-operating adjustments, expected to be an after-tax charge of $0.02 to $0.06 per share, compared to an after-tax charge of $0.02 per share a year ago.

•	Comparable store sales for Borders domestic superstores are expected to decline in the low to mid single digits.

•	Comparable store sales for Waldenbooks Specialty Retail stores are expected to decline in the low to high single digits.

•	Comparable store sales for International superstores, in local currency, are expected to range from an increase in the low single digits to a decrease in the low single digits.

Q4 2006 Outlook

•
Management projects consolidated earnings of $1.80 to $2.00 per share for the fourth quarter compared to earnings of $1.78 per share for the same period in 2005. The projection includes the impact of non-operating adjustments, expected to be an after-tax charge of $0.08 to $0.14 per share, compared to an after-tax charge of $0.09 per share a year ago.

•	Comparable store sales for Borders domestic superstores are expected to range from an increase in the low single digits to a decrease in the low single digits.

•	Comparable store sales for Waldenbooks Specialty Retail stores are expected to decline in the low to mid single digits.

•	Comparable store sales for International superstores, in local currency, are expected to range from an increase in the low single digits to a decrease in the low single digits.

Full Year 2006 Outlook

•
Management now estimates that full-year 2006 consolidated earnings per share will range from $0.30 to $0.65, which compares to $1.42 in 2005. This projected range includes the impact of non-operating expenses, expected to be an after-tax charge of $0.18 to $0.24 per share, compared to an after-tax charge of $0.15 per share a year ago.

-more-

Borders Group Q2 2006--4

Next Financial Release/Conference Call
Borders Group will issue third quarter 2006 results Nov. 21 after market close with a conference call to follow Nov. 22 at 8 a.m. Eastern.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,200 stores and over 35,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expected," "estimated," "look," "continuing," "plans," "guidance, " "goal," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans and expected benefits relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion, remodels and the addition of the Seattle’s Best Coffee and Paperchase brands to certain Borders stores; the stability and capacity of the company's information systems; the successful opening and integration of the new east coast distribution center; and changes in foreign currency exchange rates.

Item 1A of the company's Form 10-K for the year ended January 28, 2006 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Quarter Ended July 29, 2006			Quarter Ended July 23, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$600.1	$-	$600.1	$618.5	$-	$618.5
Waldenbooks Specialty Retail	126.5	-	126.5	151.0	-	151.0
International	129.4	-	129.4	122.1	-	122.1
Total sales	856.0	-	856.0	891.6	-	891.6
Other revenue	10.3	-	10.3	9.5	-	9.5
Total revenue	866.3	-	866.3	901.1	-	901.1
Cost of goods sold, including occupancy costs	658.5	3.0	661.5	669.7	0.2	669.9
Gross margin	207.8	(3.0)	204.8	231.4	(0.2)	231.2
Selling, general and administrative expenses	222.1	1.2	223.3	221.9	2.1	224.0
Pre-opening expense	2.3	-	2.3	1.5	-	1.5
Asset impairments and other writedowns	-	2.0	2.0	-	0.3	0.3
Operating income (loss)	(16.6)	(6.2)	(22.8)	8.0	(2.6)	5.4
Interest expense	7.7	-	7.7	3.3	-	3.3
Income (loss) before income taxes	(24.3)	(6.2)	(30.5)	4.7	(2.6)	2.1
Income taxes	(9.8)	(2.3)	(12.1)	1.9	(1.1)	0.8
Net income (loss)	$(14.5)	$(3.9)	$(18.4)	$2.8	$(1.5)	$1.3

Basic EPS (3)	$(0.23)	$(0.06)	$(0.29)
Basic weighted avg. common shares	63.6	63.6	63.6

Diluted EPS (3)				$0.04	$(0.02)	$0.02
Diluted weighted avg. common shares				72.3	72.3	72.3

Comparable Store Sales
Domestic Borders Superstores	(5.3%)			2.1%
Waldenbooks Specialty Retail	(12.1%)			1.9%
International Borders Superstores	(3.4%)			(0.1%)

Sales and Earnings Summary (As Percentage of Total Sales)
	Quarter Ended July 29, 2006			Quarter Ended July 23, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	70.1%	-%	70.1%	69.4%	-%	69.4%
Waldenbooks Specialty Retail	14.8	-	14.8	16.9	-	16.9
International	15.1	-	15.1	13.7	-	13.7
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.2	-	1.2	1.1	-	1.1
Total revenue	101.2	-	101.2	101.1	-	101.1
Cost of goods sold, including occupancy costs	76.9	0.4	77.3	75.2	-	75.2
Gross margin	24.3	(0.4)	23.9	25.9	-	25.9
Selling, general and administrative expenses	25.9	0.2	26.1	24.8	0.3	25.1
Pre-opening expense	0.3	-	0.3	0.2	-	0.2
Asset impairments and other writedowns	-	0.2	0.2	-	-	-
Operating income (loss)	(1.9)	(0.8)	(2.7)	0.9	(0.3)	0.6
Interest expense	0.9	-	0.9	0.4	-	0.4
Income (loss) before income taxes	(2.8)	(0.8)	(3.6)	0.5	(0.3)	0.2
Income taxes	(1.1)	(0.3)	(1.4)	0.2	(0.1)	0.1
Net income (loss)	(1.7)%	(0.5)%	(2.2)%	0.3%	(0.2)%	0.1%

(1)   Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from the sale of investments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)   Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)  The Company calculates EPS using basic weighted average common shares outstanding during periods of net loss and using diluted weighted average common shares outstanding during periods of net income. Diluted weighted average common shares outstanding were 65.0 million for the quarter ended July 29, 2006 and basic weighted average common shares outstanding were 70.7 million for the quarter ended July 23, 2005.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Six Months Ended July 29, 2006			Six Months Ended July 23, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$1,206.5	$-	$1,206.5	$1,197.9	$-	$1,197.9
Waldenbooks Specialty Retail	253.7	-	253.7	294.1	-	294.1
International	255.8	-	255.8	246.8	-	246.8
Total sales	1,716.0	-	1,716.0	1,738.8	-	1,738.8
Other revenue	18.1	-	18.1	19.6	-	19.6
Total revenue	1,734.1	-	1,734.1	1,758.4	-	1,758.4
Cost of goods sold, including occupancy costs	1,323.0	5.6	1,328.6	1,310.7	(0.1)	1,310.6
Gross margin	411.1	(5.6)	405.5	447.7	0.1	447.8
Selling, general and administrative expenses	449.4	(0.7)	448.7	440.4	4.9	445.3
Pre-opening expense	4.2	-	4.2	2.7	-	2.7
Asset impairments and other writedowns	-	2.6	2.6	-	0.6	0.6
Operating income (loss)	(42.5)	(7.5)	(50.0)	4.6	(5.4)	(0.8)
Interest expense	13.1	-	13.1	5.5	-	5.5
Income (loss) before income taxes	(55.6)	(7.5)	(63.1)	(0.9)	(5.4)	(6.3)
Income taxes	(21.8)	(2.7)	(24.5)	(0.2)	(2.1)	(2.3)
Net income (loss)	$(33.8)	$(4.8)	$(38.6)	$(0.7)	$(3.3)	$(4.0)

Basic EPS	$(0.53)	$(0.07)	$(0.60)	$(0.01)	$(0.05)	$(0.06)
Basic weighted avg. common shares	64.0	64.0	64.0	71.9	71.9	71.9

Comparable Store Sales
Domestic Borders Superstores	(2.4%)			0.6%
Waldenbooks Specialty Retail	(9.8%)			(0.6%)
International Borders Superstores	(1.6%)			0.6%

Sales and Earnings Summary (As Percentage of Total Sales)
	Six Months Ended July 29, 2006			Six Months Ended July 23, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	70.3%	-%	70.3%	68.9%	-%	68.9%
Waldenbooks Specialty Retail	14.8	-	14.8	16.9	-	16.9
International	14.9	-	14.9	14.2	-	14.2
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.0	-	1.0	1.1	-	1.1
Total revenue	101.0	-	101.0	101.1	-	101.1
Cost of goods sold, including occupancy costs	77.1	0.3	77.4	75.5	-	75.5
Gross margin	23.9	(0.3)	23.6	25.6	-	25.6
Selling, general and administrative expenses	26.1	-	26.1	25.1	0.3	25.4
Pre-opening expense	0.2	-	0.2	0.2	-	0.2
Asset impairments and other writedowns	-	0.1	0.1	-	-	-
Operating income (loss)	(2.4)	(0.4)	(2.8)	0.3	(0.3)	-
Interest expense	0.8	-	0.8	0.3	-	0.3
Income (loss) before income taxes	(3.2)	(0.4)	(3.6)	-	(0.3)	(0.3)
Income taxes	(1.2)	(0.2)	(1.4)	-	(0.1)	(0.1)
Net income (loss)	(2.0)%	(0.2)%	(2.2)%	-%	(0.2)%	(0.2)%

(1)       Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from the sale of investments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)       Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	July 29,	July 23,	January 28,
	2006	2005	2006
Assets
Cash and cash equivalents	$89.1	$77.2	$81.6
Inventory	1,391.7	1,346.6	1,405.9
Other current assets	166.5	117.4	150.3
Property and equipment, net	741.3	652.8	703.9
Other assets and deferred charges	104.1	99.2	106.0
Goodwill	128.3	122.7	124.5
Total assets	$2,621.0	$2,415.9	$2,572.2
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$560.5	$147.5	$207.1
Accounts payable	544.7	612.1	660.3
Other current liabilities	314.2	335.5	443.7
Long-term debt	5.3	55.0	5.4
Other long-term liabilities	355.8	300.6	326.6
Total liabilities	1,780.5	1,450.7	1,643.1
Minority interest	1.4	1.3	1.3
Total stockholders' equity	839.1	963.9	927.8
Total liabilities, minority interest and stockholders’ equity	$2,621.0	$2,415.9	$2,572.2

Store Activity Summary

	Quarter Ended		Six Months Ended		Year Ended
	July 29,	July 23,	July 29,	July 23,	January 28,
	2006	2005	2006	2005	2006
Domestic Borders Superstores
Beginning number of stores	478	461	473	462	462
Openings	2	4	7	4	15
Closings	(4)	(1)	(4)	(2)	(4)
Ending number of stores	476	464	476	464	473
Ending square footage (in millions)	11.9	11.6	11.9	11.6	11.8

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	665	702	678	705	705
Openings	-	8	3	11	23
Closings	(10)	(6)	(26)	(12)	(50)
Ending number of stores	655	704	655	704	678
Ending square footage (in millions)	2.5	2.8	2.5	2.8	2.6

International Borders Stores
Beginning number of stores	56	46	55	42	42
Openings	3	1	4	5	13
Closings	-	-	-	-	-
Ending number of stores	59	47	59	47	55
Ending square footage (in millions)	1.5	1.2	1.5	1.2	1.4

Books, etc International Stores
Beginning number of stores	32	35	33	35	35
Openings	-	-	-	-	-
Closings	-	(2)	(1)	(2)	(2)
Ending number of stores	32	33	32	33	33
Ending square footage (in millions)	0.2	0.2	0.2	0.2	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended July 29, 2006			Quarter Ended July 23, 2005
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Domestic Borders Superstores
Sales	$600.1	$-	$600.1	$618.5	$-	$618.5
EBITDA (1)	31.2	1.3	32.5	43.1	(0.6)	42.5
Depreciation expense	20.8	0.7	21.5	19.8	1.5	21.3
Interest expense (income)	(3.3)	-	(3.3)	(2.8)	-	(2.8)
Income taxes	5.4	0.2	5.6	10.1	(0.8)	9.3
Net income (loss)	8.3	0.4	8.7	16.0	(1.3)	14.7
Net income (loss) per share	$0.13	$0.01	$0.14	$0.22	$(0.02)	$0.20

Waldenbooks Specialty Retail
Sales	$126.5	$-	$126.5	$151.0	$-	$151.0
EBITDA (1)	(7.7)	(0.6)	(8.3)	(6.2)	(0.4)	(6.6)
Depreciation expense	4.3	-	4.3	3.6	-	3.6
Interest expense (income)	(9.8)	-	(9.8)	(11.0)	-	(11.0)
Income taxes	(0.9)	(0.2)	(1.1)	0.5	(0.2)	0.3
Net income (loss)	(1.3)	(0.4)	(1.7)	0.7	(0.2)	0.5
Net income (loss) per share	$(0.02)	$(0.01)	$(0.03)	$0.01	$-	$0.01

International
Sales	$129.4	$-	$129.4	$122.1	$-	$122.1
EBITDA (1)	(7.7)	(3.0)	(10.7)	1.0	(0.1)	0.9
Depreciation expense	5.3	-	5.3	4.6	-	4.6
Interest expense (income)	5.9	-	5.9	5.3	-	5.3
Income taxes	(6.7)	(1.0)	(7.7)	(3.7)	(0.1)	(3.8)
Net income (loss)	(12.2)	(2.0)	(14.2)	(5.2)	-	(5.2)
Net income (loss) per share	$(0.19)	$(0.03)	$(0.22)	$(0.07)	$-	$(0.07)

Corporate (2)
EBITDA (1)	$(2.0)	$(3.2)	$(5.2)	$(1.9)	$-	$(1.9)
Interest expense (income)	14.9	-	14.9	11.8	-	11.8
Income taxes	(7.6)	(1.3)	(8.9)	(5.0)	-	(5.0)
Net income (loss)	(9.3)	(1.9)	(11.2)	(8.7)	-	(8.7)
Net income (loss) per share	$(0.15)	$(0.03)	$(0.18)	$(0.12)	$-	$(0.12)

Consolidated
Sales	$856.0	$-	$856.0	$891.6	$-	$891.6
EBITDA (1)	13.8	(5.5)	8.3	36.0	(1.1)	34.9
Depreciation expense	30.4	0.7	31.1	28.0	1.5	29.5
Interest expense (income)	7.7	-	7.7	3.3	-	3.3
Income taxes	(9.8)	(2.3)	(12.1)	1.9	(1.1)	0.8
Net income (loss)	(14.5)	(3.9)	(18.4)	2.8	(1.5)	1.3
Net income (loss) per share	$(0.23)	$(0.06)	$(0.29)	$0.04	$(0.02)	$0.02

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from the sale of investments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Six Months Ended July 29, 2006			Six Months Ended July 23, 2005
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Domestic Borders Superstores
Sales	$1,206.5	$-	$1,206.5	$1,197.9	$-	$1,197.9
EBITDA (1)	51.9	2.9	54.8	74.9	(0.5)	74.4
Depreciation expense	40.9	1.4	42.3	39.6	3.4	43.0
Interest expense (income)	(7.7)	-	(7.7)	(5.7)	-	(5.7)
Income taxes	7.3	0.6	7.9	15.9	(1.5)	14.4
Net income (loss)	11.4	0.9	12.3	25.1	(2.4)	22.7
Net income (loss) per share	$0.18	$0.01	$0.19	$0.35	$(0.04)	$0.31

Waldenbooks Specialty Retail
Sales	$253.7	$-	$253.7	$294.1	$-	$294.1
EBITDA (1)	(19.6)	(0.5)	(20.1)	(12.5)	(0.8)	(13.3)
Depreciation expense	8.5	-	8.5	7.0	-	7.0
Interest expense (income)	(20.0)	-	(20.0)	(21.9)	-	(21.9)
Income taxes	(3.2)	(0.2)	(3.4)	0.9	(0.3)	0.6
Net income (loss)	(4.9)	(0.3)	(5.2)	1.5	(0.5)	1.0
Net income (loss) per share	$(0.08)	$-	$(0.08)	$0.02	$(0.01)	$0.01

International
Sales	$255.8	$-	$255.8	$246.8	$-	$246.8
EBITDA (1)	(10.7)	(5.3)	(16.0)	1.4	(0.4)	1.0
Depreciation expense	10.3	-	10.3	9.1	-	9.1
Interest expense (income)	11.1	-	11.1	10.4	-	10.4
Income taxes	(11.9)	(1.8)	(13.7)	(7.3)	(0.2)	(7.5)
Net income (loss)	(20.2)	(3.5)	(23.7)	(10.8)	(0.2)	(11.0)
Net income (loss) per share	$(0.32)	$(0.05)	$(0.37)	$(0.15)	$-	$(0.15)

Corporate (2)
EBITDA (1)	$(4.4)	$(3.2)	$(7.6)	$(3.5)	$(0.3)	$(3.8)
Interest expense (income)	29.7	-	29.7	22.7	-	22.7
Income taxes	(14.0)	(1.3)	(15.3)	(9.7)	(0.1)	(9.8)
Net income (loss)	(20.1)	(1.9)	(22.0)	(16.5)	(0.2)	(16.7)
Net income (loss) per share	$(0.31)	$(0.03)	$(0.34)	$(0.23)	$-	$(0.23)

Consolidated
Sales	$1,716.0	$-	$1,716.0	$1,738.8	$-	$1,738.8
EBITDA (1)	17.2	(6.1)	11.1	60.3	(2.0)	58.3
Depreciation expense	59.7	1.4	61.1	55.7	3.4	59.1
Interest expense (income)	13.1	-	13.1	5.5	-	5.5
Income taxes	(21.8)	(2.7)	(24.5)	(0.2)	(2.1)	(2.3)
Net income (loss)	(33.8)	(4.8)	(38.6)	(0.7)	(3.3)	(4.0)
Net income (loss) per share	$(0.53)	$(0.07)	$(0.60)	$(0.01)	$(0.05)	$(0.06)

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from the sale of investments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.